Exhibit 10.27

                         INDEMNITY AGREEMENT

      This Indemnification Agreement ("Agreement") is made as of April     ,
2003 by and between The Reader's Digest Association, Inc., a Delaware
corporation (the "Company"), and   ("Indemnitee").

                              RECITALS

      WHEREAS, Indemnitee is a director or officer of the Company and in such capacity is performing valuable services for the Company;

      WHEREAS, the Company recognizes that highly competent persons have become more reluctant to serve publicly-held corporations as directors or in other capacities unless they are provided with adequate protection through insurance and adequate indemnification against risks of claims and actions against them arising out of their service to and activities on behalf of the Company, to the extent that they may be lawfully insured and indemnified against such risks.

      WHEREAS, the number of lawsuits challenging the judgement and actions of directors and officers of Delaware corporations, the costs of defending those lawsuits and the threat to directors' and officers' personal assets have materially increased over the past several years;

      WHEREAS, recent federal legislation and rules adopted by the Securities and Exchange Commission have imposed additional disclosure and corporate governance obligations on directors and officers of public companies and have exposed directors and officers to new and broadened liabilities;

      WHEREAS, the Restated Certificate of Incorporation, as amended, and the Amended and Restated By-laws of the Company require indemnification of the officers and directors of the Company, and Indemnitee is under certain circumstances entitled to indemnification pursuant to the Delaware General Corporation Law ("DGCL").

      WHEREAS, the Board of Directors of the Company (the "Board") has determined that, in order to attract and retain qualified individuals, the Company will attempt to continue to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving as directors and officers of the Company and its subsidiaries from certain liabilities.

      WHEREAS, the uncertainties relating to such insurance and to indemnification have increased the difficulty of attracting and retaining such persons.

      WHEREAS, the Board has determined that the increased difficulty in attracting and retaining persons to serve as directors and officers of the Company and its subsidiaries is detrimental to the best interests of the Company's stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future.

      WHEREAS, as a supplement to and in furtherance of the Restated Certificate of Incorporation, as amended, and the Amended and Restated By-laws of the Company, it is reasonable, prudent, desirable and necessary for the Company contractually to obligate itself to indemnify, and to pay in advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from concern that they will not be so indemnified and that their expenses will not be so paid in advance.

      WHEREAS, this Agreement is not a substitute for, nor does it diminish or abrogate any rights of Indemnitee under, the Restated Certificate of Incorporation, as amended, the Amended and Restated By-laws of the Company or any resolutions adopted pursuant thereto (including any contractual rights of Indemnitee that may exist).

      WHEREAS, Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that he or she be so indemnified and that payment for his or her such expenses be so paid in advance;

      NOW, THEREFORE, in consideration of the promises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

     1. Services to the Company. Indemnitee will serve or continue to serve as an officer or director of the Company for so long as Indemnitee is duly elected or appointed or until Indemnitee tenders his or her resignation; however, this Agreement shall not impose any obligation on Indemnitee or the Company to continue Indemnitee's service to the Company beyond any period otherwise required by law or by other agreements or commitments of the parties, if any.

     2.    Definitions.   As used in this Agreement:

           (a) "Company" shall mean The Reader's Digest Association, Inc, and shall include, in addition to any corporation resulting from or surviving any consolidation or merger, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, agents, trustees, partners, managers, members or fiduciaries so that if Indemnitee is or was a director, officer, employee, agent, trustee, partner, manager, member or fiduciary of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, agent, trustee, partner, manager, member or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

          (b) "Corporate Status" describes the status of a person who is or was a director, officer, employee, agent, trustee, partner, manager, member or fiduciary of the Company or of any other Enterprise which such person is or was serving at the request of the Company.

          (c) "Disinterested Director" shall mean a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

          (d) "Enterprise" shall mean the Company and any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company in a Corporate Status.

          (e) "Expenses" shall include attorneys' fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, private investigators, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, fax transmission charges, secretarial services, delivery service fees, and all other disbursements or expenses paid or incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding or in connection with seeking indemnification under this Agreement. Expenses also shall include Expenses paid or incurred in connection with any appeal resulting from any Proceeding, including, without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent.
Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

          (f) "Independent Counsel" shall mean a law firm, or a member of a law firm, that is experienced in matters of relevant corporation law and neither presently is, nor in the past five years has been, retained to represent:
(1) the Company or Indemnitee in any matter material to either such party
(other than with respect to matters concerning the Indemnitee under this Agreement and/or the indemnification provisions of the Restated Certificate of Incorporation, as amended, or the Amended and Restated By-laws of the Company or of other indemnitees under similar indemnification agreements or provisions), or (2) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct or applicable law then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee's rights under this Agreement.

          (g) "Losses" shall mean all loss, liability, judgments, damages, amounts paid in settlement, fines, penalties (whether civil, criminal or otherwise)or, with respect to an employee benefit plan, excise taxes or penalties assessed with respect thereto, including all interest, assessments and other charges paid or payable in connection with or in respect of any of the foregoing.

          (h) Reference to "other enterprise" shall include employee benefit plans; references to "fines" shall include any excise tax assessed with respect to any employee benefit plan; references to "serving at the request of the Company" shall include any service as a director, officer, employee, agent, trustee, partner, manager, member or fiduciary of the Company which imposes duties on, or involves services by, such director, officer, employee, agent, trustee, partner, manager, member or fiduciary with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Company" as referred to under applicable law or in this Agreement.

          (i) "Person" shall mean any corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise.

          (j) The term "Proceeding" shall include any threatened, pending or completed action, suit, claim, demand, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, including any and all appeals, whether brought in the right of the Company or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative, investigative or other nature and whether formal or informal, in which Indemnitee was, is or will be involved as a party or otherwise by reason of or relating to Indemnitee's Corporate Status, by reason of or relating to any action or alleged action taken by him or her (or failure or alleged failure to act) or of any action or alleged action (or failure or alleged failure to act) on his or her part while acting as director, officer, employee, agent, trustee, partner, manager, member or fiduciary of the Company, or by reason of the fact that he or she is or was serving at the request of the Company as a director, officer, employee, agent, trustee, partner, manager, member or fiduciary of another Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is paid or incurred for which indemnification, reimbursement, or payment in advance of expenses can be provided under this Agreement; except one initiated by Indemnitee to enforce his or her rights under this Agreement.

          (k) "Subsidiary" shall mean any Person that is, directly or indirectly, controlled by the Company. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, through other voting rights, by contract or otherwise.

          (l) For purposes of Sections 3 and 4, the meaning of the phrase "to the fullest extent permitted by law" shall include, but not be limited to:

           A. to the fullest extent permitted by Section 145 of the DGCL or any section that replaces or succeeds Section 145 with respect to such matters of the DGCL, and

           B. to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers, directors, employees, agents, trustees, partners, managers, members, fiduciaries and other persons acting or serving at the Company's request.

     3. Indemnity in Third-Party Proceedings. The Company shall indemnify, hold harmless and defend Indemnitee in accordance with the provisions of this
Section 3 if Indemnitee was or is, or was or is threatened to be made, a party to or a participant (as a witness or otherwise) or otherwise involved in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 3, Indemnitee shall be indemnified against all Expenses and Losses (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses or Losses) actually and reasonably paid or incurred or suffered by him or her or on his or her behalf in connection with such Proceeding or any claim, issue or matter therein to the fullest extent permitted under law.

     4.    Indemnity in Proceedings by or in the Right of the Company.   The
Company shall indemnify, hold harmless and defend Indemnitee in accordance with the provisions of this Section 4 if Indemnitee was or is, or was or is threatened to be made, a party to or a participant (as a witness or otherwise) or otherwise involved in any Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 4, Indemnitee shall be indemnified against all Expenses and Losses (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses or Losses) actually and reasonably paid or incurred or suffered by him or her or on his or her behalf in connection with such Proceeding or any claim, issue or matter therein to the fullest extent permitted under law. No indemnification for Expenses shall be made under this Section 4 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged by a court to be liable to the Company, unless and only to the extent that the Court of Chancery of the State of Delaware (the "Delaware Court") or any court in which the Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification.

     5. Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provisions of this Agreement, to the extent that Indemnitee was or is a party to (or a participant or otherwise involved in) and is successful, on the merits or otherwise, in any Proceeding or in defense of any claim, issue or matter therein, in whole or in part, the Company shall indemnify and hold harmless Indemnitee against all Expenses actually and reasonably paid or incurred or suffered by him or her in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify and hold harmless Indemnitee against all Expenses actually and reasonably paid or incurred or suffered by him or her or on his or her behalf in connection with each successfully resolved claim, issue or matter and any claim, issue or matter related to any claim, issue, or matter on which the Indemnitee was successful. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

      6. Indemnification For Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his or her Corporate Status, a witness in any Proceeding to which Indemnitee is not a party, he or she shall be indemnified and held harmless against all Expenses actually and reasonably paid or incurred by him or her or on his or her behalf in connection therewith.

     7.    Exclusions.   Notwithstanding any provision in this Agreement, the
Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against Indemnitee:

         (a) for which payment has actually been received by or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount received under any insurance policy or other indemnity provision; or

         (b) for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law; or

         (c) in connection with any Proceeding (or any part of any Proceeding) initiated or brought voluntarily by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (1) the Board of Directors of the Company authorized the Proceeding (or any part of any Proceeding) prior to its initiation or (2) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law or the Company joins in or consents to the initiation of such Proceeding; provided, however, that nothing in this
Section 7(c) shall limit the right of Indemnitee to be indemnified (with interest) under Sections 13.

     8.    Payment in Advance of Expenses.   Notwithstanding any other provision
of this Agreement to the contrary (and irregardless of whether any determination pursuant to Section 11(a) is to be made) and subject to Section 9, the Company shall pay in advance of the final determination of the Proceeding the Expenses paid or incurred by Indemnitee or which Indemnitee determines are reasonably likely to be paid or incurred in connection with any Proceeding within five (5) days after the receipt by the Company of a statement or statements (including, at the request of the Company, reasonable detail underlying the expenses for which payment is requested) requesting such payments in advance from time to time. Payments in advance of the final determination shall be unsecured and interest free. Payments in advance of the final determination shall be made without regard to Indemnitee's ability to repay the Expenses and without regard to Indemnitee's ultimate entitlement to indemnification under the other provisions of this Agreement. Payments in advance of the final determination shall include any and all reasonable
Expenses paid or incurred or which Indemnitee determines are reasonably likely to be paid or incurred pursuing a Proceeding to enforce the right of payment in advance hereunder or pursuant to the indemnification provisions of the Restated Certificate of Incorporation ,as amended, or the Amended and Restated By-laws, including Expenses paid or incurred or which Indemnitee determines are reasonably likely to be paid or incurred preparing and forwarding statements to the Company to support the payments claimed. The Indemnitee shall qualify for payments in advance solely upon the execution and delivery to the Company of an undertaking providing that the Indemnitee undertakes to repay the payment in advance to the extent that it is ultimately determined pursuant to Section 13(a) that Indemnitee is not entitled to be indemnified by the Company in respect thereof under the terms of this Agreement, the Restated Certificate of Incorporation, as amended, of the Company, the Amended and Restated By-laws of the Company, the DGCL or otherwise. This Section 8 shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 7.

     9. Selection of Counsel. In the event the Company shall be obligated under Section 8 hereof to pay the expenses of any Proceeding against Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such Proceeding, with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of its election so to do. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently paid or incurred by Indemnitee with respect to the same Proceeding, provided that (a) Indemnitee shall have the right to employ his or her counsel in any such Proceeding at Indemnitee's expense; and (b) if (1) the employment of counsel by Indemnitee has been authorized by the Company,
(2) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company (or any other person or persons included in a joint defense) and Indemnitee in the conduct of any such defense or representation by such counsel retained by the Company would be precluded under the applicable standards of professional conduct, or (3) the Company shall not, in fact, have employed counsel to assume the defense of such Proceeding, then the fees and expenses of Indemnitee's counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company or as to which Indemnitee shall have reasonably made the conclusion provided for in
(2) above.

     10.   Procedure for Notification and Defense of Claim.

          (a) Indemnitee agrees to notify promptly the Company in writing of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement, provided, however, that a delay in giving such notice shall not deprive Indemnitee of any right to be indemnified under this Agreement unless, and then only to the extent that, the Company did not otherwise learn of the claim and such delay is materially prejudicial to the Company's ability to defend such claim; and, provided, further that notice shall be deemed to have been given without any action on the part of Indemnitee in the event that the Company is a party to the same Proceeding. The omission to notify the Company will not relieve the Company from any liability for indemnification which it may have to Indemnitee otherwise than under this Agreement. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification.

           (b) Indemnitee may deliver to the Company a written application to have the Company indemnify and hold harmless Indemnitee in accordance with this Agreement. Such application(s) may be delivered from time to time and at such time(s) as Indemnitee deems appropriate in his sole discretion.
Following such a written application for indemnification by Indemnitee, Indemnitee's entitlement to indemnification shall be determined according to
Section 11(a).

           (c) The Company will be entitled to participate in the Proceeding at its own expense.

     11.   Procedure Upon Application for Indemnification.

          (a) A determination, if but only if required by applicable law, with respect to Indemnitee's entitlement to indemnification shall be made in the specific case by one of the following methods, which shall be at the election of
Indemnitee: (1) by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee, (2) by a majority vote of the Disinterested Directors, even though less than a quorum of the Board, or (3) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum of the Board; and, if it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within five (5) business days after such determination. Indemnitee shall reasonably cooperate with the person, persons or entity making such determination with respect to Indemnitee's entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or Expenses (including attorneys' and experts' fees and disbursements) paid or incurred or which Indemnitee determines are reasonably likely to be paid or incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee's entitlement to indemnification), and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.
For the sake of clarity, no determination of entitlement shall be required to the extent that Indemnitee is successful, on the merits or otherwise
(including by dismissal with or without prejudice), in any Proceeding or in defense of any claim, issue or matter therein, in whole or in part.

           (b) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 11(a) hereof, the Independent Counsel shall be selected as provided in this Section 11(b). The Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board of Directors, in which event the immediately following sentence shall apply), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. If the Independent Counsel is selected by the Board, the Company shall give written notice to Indemnitee advising him or her of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within five (5) business days after such written notice of selection shall have been received, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of "Independent Counsel" as defined in Section 2 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within 20 days after submission by Indemnitee of a written request for indemnification pursuant to Section 11(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition the Delaware Court for resolution of any objection which shall have been made by the Company or Indemnitee to the other's selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the Delaware Court or by such other person as the Delaware Court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 11(a) hereof. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 13(a) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity
(subject to the applicable standards of professional conduct then prevailing). The Company shall use its reasonable best efforts to cause the determination of entitlement to indemnification to be made as promptly as practicable.

          (c) The Company agrees to pay the reasonable fees and expenses of the Independent Counsel (including such fees and expenses incurred in connection with the Independent Counsel's determination pursuant to Section 11(a)) and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

     12.   Presumptions and Effect of Certain Proceedings.

          (a) In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 10 of this Agreement, and the Company shall have the burden of proof to overcome that presumption by adducing clear and convincing evidence in connection with the making by any person, persons or entity of any determination contrary to that presumption. Neither the failure of the Company (including by its directors or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or Independent Counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

          (b)   If the person, persons or entity empowered or selected under
Section 11 of this Agreement to determine whether Indemnitee is entitled to indemnification shall not have made a determination within thirty (30) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (1) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee's statement not materially misleading, in connection with the request for indemnification, or (2) a final judicial determination that any or all such indemnification is expressly prohibited under applicable law; provided, however, that such 30-day period may be extended for a reasonable time, not to exceed an additional fifteen (15) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto.

          (c) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not meet any applicable standard of conduct under applicable law (or did or did not hold any particular state of knowledge referred to under applicable law).

          (d) For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if Indemnitee's action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected by the Enterprise. The provisions of this Section 12(d) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed or found to have met the applicable standard of conduct set forth in this Agreement.

          (e) The knowledge and/or actions, or failure to act, of any director, officer, agent, employee, trustee, partner, manager, member, fiduciary or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

          (f) Indemnitee shall be deemed to be serving or to have served at the request of the Company as a director, officer, employee, agent, trustee, partner, manager, member or fiduciary of another Person if Indemnitee was serving as a director, officer, employee, agent, trustee, partner, manager, member or fiduciary of such other Person and (1) such Person is or at the time of such service was a Subsidiary, (2) such Person is or at the time of such service was an employee benefit plan (or related trust) sponsored or maintained by the Company or a Subsidiary or (3) the Company or a Subsidiary, directly or indirectly, caused Indemnitee to be nominated, elected, appointed, designated, employed, engaged or selected to serve such other Person in such capacity.

     13.   Remedies of Indemnitee.

          (a)   In the event that (1) a determination is made pursuant to
Section 11 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (2) payment in advance of Expenses is not timely made pursuant to Section 8 of this Agreement, (3) no determination of entitlement to indemnification shall have been made pursuant to Section 11(a) of this Agreement within 30 days after receipt by the Company of the request for indemnification, (4) payment of indemnification is not made pursuant to
Section 5 or 6 or the last sentence of Section 11(a) of this Agreement within five (5) business days after receipt by the Company of a written request therefor, or (5) payment of indemnification pursuant to Section 3 or 4 of this Agreement is not made within five (5) business days of receipt by the Company of a written request therefor or, if a determination is required by law, within five (5) business days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication (or, in the case of clause (1), to seek an adjudication) by the Delaware Court (in accordance with Section 25) of his or her entitlement to such indemnification or payment in advance of Expenses. Alternatively, Indemnitee, at Indemnitee's option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Except as set forth herein, the provisions of Delaware law (without regard to its conflict of laws rules) shall apply to any such arbitration. The Company shall not oppose
Indemnitee's right to seek any such adjudication or award in arbitration.

           (b) In the event that a determination shall have been made pursuant to Section 13(a) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 13 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination (or by reason of no determination having been made at all). In any judicial proceeding or arbitration commenced pursuant to this Section 13, Indemnitee shall be presumed to be entitled to indemnification under this Agreement, the Company shall have the burden of proving Indemnitee is not entitled to indemnification, and the Company may not refer to or introduce evidence of any determination pursuant to Section 11(a) of this Agreement adverse to Indemnitee for any purpose. If Indemnitee commences a judicial proceeding or arbitration pursuant to this Section 13, Indemnitee shall not be required to reimburse the Company for any payments in advance pursuant to Section 8 until a final determination is made with respect to Indemnitee's entitlement to indemnification (as to which all rights of appeal have been exhausted or lapsed).

          (c) If a determination shall have been made pursuant to Section 11(a) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 13, absent (1) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee's statement not materially misleading, in connection with the request for indemnification, or (2) a prohibition of such indemnification under applicable law.

          (d) The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 13 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.

          (e) The Company shall to the fullest extent permitted under law indemnify and hold harmless Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within five (5) days after receipt by the Company of a written request therefor) to the fullest extent permitted under law pay in advance such Expenses to Indemnitee, which are paid or incurred or which Indemnitee determines are reasonably likely to be paid or incurred by Indemnitee in connection with any judicial proceeding or arbitration brought by Indemnitee to enforce his or her rights under, or to recover damages for breach of this Agreement or any other indemnification, payment in advance or contribution agreement or provision of the Company's certificate of incorporation or by-laws as in effect from time to time or under any directors' and officers' liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, payment in advance, contribution or insurance recovery, as the case may be.

          (f) Interest shall be paid by the Company to Indemnitee at the legal rate under Delaware law for amounts which the Company indemnifies or is obliged to indemnify for the period commencing with the date on which Indemnitee requests indemnification, contribution, reimbursement or payment in advance of any Expenses and ending with the date on which such payment is made to Indemnitee by the Company.

      14.   Non-exclusivity; Survival of Rights; Insurance; Subrogation.

           (a) The rights of indemnification and to receive payment in advance of Expenses as provided by this Agreement are not exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Company's Restated Certificate of Incorporation, as amended, the Company's Amended and Restated By-laws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. To the extent Indemnitee otherwise would have any greater right to indemnification or payment in advance of expenses under any other provisions under applicable law, the Company's
Restated Certificate of Incorporation, as amended, the Company's Amended and Restated By-laws, any agreement, a vote of stockholders, a resolution of directors or otherwise, Indemnitee will be deemed to have such greater right hereunder. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his or her Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or payment in advance of Expenses than would be afforded currently under the Company's Amended and Restated By-laws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy, and Indemnitee shall enjoy, by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

          (b) The Company shall, from time to time, make the good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of insurance with reputable insurance companies providing the directors, officers, employees, trustees, partners, managers, members, fiduciaries or agents of the Company with coverage for losses from wrongful acts, or to ensure the Company's performance of its indemnification obligations under this Agreement. Among other considerations, the Company will weigh the costs of obtaining such insurance coverage against the protection afforded by such coverage. To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, trustees, partners, managers, members, fiduciaries or agents of the Company or of any other Enterprise which such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee, trustee, partner, manager, member, fiduciary or agent under such policy or policies. If, at the time of the receipt by the Company of a notice from any source of a Proceeding as to which Indemnitee is a party or participant (as a witness or otherwise), the Company has director and officer liability insurance in effect, the Company shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies, and the Company shall provide Indemnitee with a copy of such notice and copies of all subsequent correspondence between the Company and such insurers related thereto. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

          (c) In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights (it being understood that all of Indemnitee's reasonable Expenses, including attorneys' fees and expenses, related thereto shall be borne by the Company).

          (d) The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable (or for which payment in advance is provided hereunder) hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

          (e) The Company's obligation to indemnify or pay in advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, employee, trustee, partner, manager, member, fiduciary or agent of any other Enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or payment in advance of Expenses from such other Enterprise.

     15. Settlement. (a) Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without the Company's prior written consent.

           (b) The Company shall not, without the prior written consent of Indemnitee, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise which (1) includes an admission of fault of Indemnitee, any non-monetary remedy affecting or obligation of Indemnitee, or monetary loss for which Indemnitee is not wholly indemnified hereunder or (2) with respect to any Proceeding with respect to which Indemnitee may be or is made a party, witness or participant or may be or is otherwise entitled to seek indemnification hereunder, does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such Proceeding, which release shall be in form and substance reasonably satisfactory to Indemnitee. Neither the Company nor Indemnitee shall unreasonably withhold its consent to any proposed settlement; provided that Indemnitee may withhold consent to any settlement that does not provide a full and unconditional release of Indemnitee from all liability in respect of such Proceeding.

     16. Duration of Agreement. This Agreement shall continue until and terminate upon the latest of: (a) the statute of limitations applicable to any claim that could be asserted against an Indemnitee with respect to which Indemnitee may be entitled to indemnification and/or payment of expenses in advance under this Agreement; (b) 10 years after the date that Indemnitee shall have ceased to serve as a director or officer of the Company or as a director, officer, employee, trustee, partner, manager, member, fiduciary or agent of any other Enterprise which Indemnitee served at the request of the Company; or (c) one (1) year after the final termination of any Proceeding, including any and all appeals, then pending in respect of which Indemnitee is granted rights of indemnification or payment in advance of Expenses hereunder and of any Proceeding commenced by Indemnitee pursuant to Section 13 of this Agreement relating thereto (including any right of appeal of any Proceeding commenced by Indemnitee pursuant to Section 13).

     17. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Indemnitee and his or her heirs, executors and administrators; provided that, subject to the last sentence hereof, this Agreement may not be assigned or delegated by either party hereto without the prior written consent of the other party. The indemnification and payment in advance of Expenses provided by, or granted pursuant to this Agreement shall be binding upon and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), shall continue as to an Indemnitee who has ceased to be a director, officer, employee, trustee, partner, manager, member, fiduciary or agent of the Company or of any other Enterprise at the Company's request, and shall inure to the benefit of Indemnitee and his or her spouse, assigns, heirs, devisees, executors and administrators and other legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

     18. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section, paragraph or sentence of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section, paragraph or sentence of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

     19.   Enforcement; Entire Agreement.

          (a) The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve or continue to serve as a director or officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a director or officer of the Company.

          (b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof (provided that it is understood and agreed that the provisions contained herein are a supplement to, and not a substitute for, any provisions regarding the subject matter hereof contained in any employment or similar agreement between the parties hereto).

     20.   Effectiveness of Agreement.   This Agreement shall be effective as of
the date set forth on the first page and may apply to acts or omissions of Indemnitee which occurred prior to such date if Indemnitee was an officer, director, employee or other agent of the Company, or was serving at the request of the Company as a director, officer, employee, trustee, partner, manager, member, fiduciary or agent of another Enterprise, at the time such act or omission occurred.

     21. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties thereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.

     22. Notice by Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or payment in advance of Expenses covered hereunder. The failure of Indemnitee to so notify the Company shall not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement or otherwise, except to the extent expressly set forth in Section 10(a).

     23.   Notices.   All notices, requests, demands and other communications
under this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered by hand, by personal delivery or by overnight courier and, in each case, receipted for by the party to whom said notice or other communication shall have been directed, or (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed or (c) if sent by telecopier, on the first business day after confirmation is received:

          (a) If to Indemnitee, at the address (or facsimile number) indicated on the signature page of this Agreement, or such other address as Indemnitee shall provide to the Company.

          (b)   If to the Company to

                The Reader's Digest Association, Inc.
                Reader's Digest Road
                Pleasantville, New York  10570
                Attention: General Counsel
                Telecopier:  (914) 244-5644

or to any other address (or facsimile number) as may have been furnished to Indemnitee by the Company.

     24. Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount paid or incurred by Indemnitee, whether for Losses and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (1) the relative benefits received by the Company (and its officers, directors, employees or agents), on the one hand, and Indemnitee, on the other hand, as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (b) the relative fault of the Company (and its directors, officers, employees and agents), on the one hand, and Indemnitee, on the other hand, in connection with such event(s) and/or transaction(s).

     25. Applicable Law, Consent to Jurisdiction and Injunctive Relief. (a) This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. Except with respect to any arbitration commenced by Indemnitee pursuant to Section 13(a) of this Agreement, the Company and Indemnitee hereby irrevocably and unconditionally
(a) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Delaware Court, and not in any other state or federal court in the United States of America or any court in any other country, (b) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (c) appoint, to the extent such party is not otherwise subject to service of process in the State of Delaware, irrevocably The Prentice-Hall Corporation System, Inc., 2711 Centerville Road, Suite 400,
Wilmington, DE   19808, New Castle County, as its agent in the State of
Delaware as such party's agent for acceptance of legal process in connection with any such action or proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Delaware, (d) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (e) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum or is subject (in whole or in part) to a jury trial.

           (b) The Company and Indemnitee agree herein that a monetary remedy for breach of this Agreement, at some later date, may be inadequate, impracticable and difficult of proof, and further agree that such breach may cause Indemnitee irreparable harm. Accordingly, the parties hereto agree that Indemnitee may enforce this Agreement by seeking injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm and that by seeking injunctive relief and/or specific performance, Indemnitee shall not be precluded from seeking or obtaining any other relief to which he or she may be entitled. The Company and Indemnitee further agree that Indemnitee shall be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertaking in connection therewith. The Company acknowledges that in the absence of a waiver, a bond or undertaking may be required of Indemnitee by the Court, and the Company hereby waives any such requirement of such a bond or undertaking.

     26. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

     27. Miscellaneous. Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

           IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.



COMPANY                             INDEMNITEE



By:

Name:   Michael A. Brizel                           Name:
Office: Senior Vice President & General Counsel     Address:


                                                    Telecopier: